FOR INTERNAL USE ONLY IN RESPONSE TO SHAREHOLDER INQUIRIES
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Oppenheimer Disciplined Allocation Fund and Value Fund Proxy Script
Mailing Date:              August 6, 2002
Meeting Date:     September 24, 2002
Mail Quantity:    34,000
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Q.  Who is eligible to vote?
If you owned shares of either of the Funds on July 1, 2002, then you are entitled to vote.

Q.  How does the Board of Directors recommend that I vote?
The Board of Directors recommends that the fund's shareholders approve all of the proposals by voting "FOR"each proposal.

Q.  What are the proposals?
Proposal 1: Election of Directors - At the Meeting, eleven (11) Directors are to be elected.
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Proposal 2: To Approve the Elimination or Amendment of Certain Fundamental Investment Policies of the Fund
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Q.  Why is it necessary to eliminate or change fundamental investment policies?
The policies proposed to be eliminated or changed are either more restrictive than required under current law or are no longer required at all.  The changes proposed would result in your fund having a list of investment restrictions that are standardized with those of the other Oppenheimer funds.  The changes are unlikely to affect the day-to-day management of your fund.

Q.  Which fundamental investment restrictions will be amended or eliminated?
Proposal 2A: Purchasing Restricted or Illiquid securities - The Funds' current policies are not required to be
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fundamental.  The proposed policy is more conservative than current regulatory requirements. The Directors recommend that the current policy be eliminated and replaced with a non-fundamental policy.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2B Purchasing Securities on Margin and Making Short Sales - Currently, both Funds cannot purchase
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securities, or other instruments on margin, nor can they make short sales.   The policy was originally adopted to
comply with state regulations that no longer apply.  Elimination of this policy is unlikely to affect management of the Funds as the Funds would continue to be prohibited from purchasing securities on margin, except to obtain such short-term credits as may be necessary for clearance of transactions.  Although the Funds would be permitted to sell securities short if shareholders approved this sub-proposal, the Funds would have to segregate liquid assets to cover their obligation under any short-sale.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2C: Investing in a Company for the Purpose of Acquiring Control - Currently, the Fund cannot make
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investments for the purpose of exercising control of management.  The policy was originally adopted to comply with state requirements that no longer apply.  Elimination of this fundamental policy is unlikely to affect management of the Funds, as neither Fund intends to invest for control of a company.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2D: Investing in Oil, Gas or Other Mineral Exploration or Development Programs, Commodities and Real Estate
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- Currently, the Fund cannot invest in interests in oil, gas or other mineral exploration or development programs, commodities or real estate. The policy with respect to oil, gas and mineral development programs was originally adopted to comply with state regulations that no longer apply.  Elimination of that policy is unlikely to affect management of the Fund.  The Funds will continue to have fundamental policies regarding commodities and real estate.
Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2E: Entering into Reverse Repurchase Agreements - A reverse repurchase agreement involves the sale of a
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security concurrently with an agreement to repurchase the same security at a later date.  A reverse repurchase agreement is considered a borrowing act.  Neither Fund's policy regarding reverse repurchase agreements is required to be a fundamental policy under the 1940 Act.  The Directors propose that each Fund's current fundamental policy be eliminated in order to allow the funds greater flexibility consistent with current legal requirements.  The Funds'
reinvestment in repurchase agreements would continue to be subject to the Funds' policy regarding borrowing.

Proposal 2F: Investing in Securities of Foreign Issuers - Both Funds are currently subject to a fundamental
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investment policy limiting their investment in securities of foreign issuers.  It is proposed that this policy be eliminated.  Currently both Funds focus their investments in companies organized or headquartered in the United
States.  However investing in securities issued by foreign companies may offer potential benefits not available from investing in solely in securities issued by U.S companies.  Investing in foreign securities also has certain risks.
Nonetheless, elimination of this fundamental policy is not expected to affect how either Fund is managed.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2G: Industry Concentration - Currently, and under the Proposed Policy, neither Fund can invest more than 25%
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of its total assets in a single industry.  Proposed Amended Policy:  That limit does not apply to securities issued or guaranteed by the US government or its agencies and instrumentalities or securities issued by other investment companies of an industry.  Amendment of this policy is unlikely to affect management of the Funds.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2H: Investing in Other investment Companies - Currently, the Funds cannot invest more than 5% of total
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assets in securities of other investment companies, except if they are acquired as part of a merger, consolidation or other acquisition.  This policy is not required to be a fundamental policy under the 1940 Act, and its elimination is unlikely to change the management of the Funds.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2I: Writing, Purchasing or Selling Puts Calls or Combination Thereof - Both Funds are currently subject to a
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fundamental investment policy concerning their ability to engage in certain hedging transactions.  It is proposed that the current policy be eliminated as this policy is not required to be a fundamental policy under the 1940 Act, and the Directors believe that elimination of this policy could increase each Fund's flexibility when choosing investments without materially affecting the risk of an investment in either Fund.  Neither fund currently anticipates investing in hedging instruments to a significant degree regardless of whether this policy is eliminated.
Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2J: Borrowing - The Fund is currently subject to a more restrictive borrowing policy than is required by the
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1940 Act. The Directors recommend that the current policy be amended to permit the Fund to borrow as permitted by the
1940 Act.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2K: Pledging, Mortgaging, or Hypothecating Assets - Both Funds are currently subject to a fundamental
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investment policy concerning the pledging, mortgaging or hypothecating Fund investment assets.  This policy is not required to be a fundamental policy under the 1940 Act, and the Directors recommend removing this policy so that each
Fund may pursue its investment objective with greater flexibility, consistent with the 1940 Act.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2L: Lending - The Fund is currently subjected to a more restrictive lending than is required by the 1940
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Act. The Directors recommend that the current policy be amended to permit the Fund to make loans as permitted by the
1940 Act.  Please see the proxy statement for a more detailed discussion of this proposal.

Proposal 2M: Diversification - With respect to 100% of their total assets, the Funds cannot buy securities issued or
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guaranteed by any one issuer (except the US Government or any of its agencies or instrumentalities), if more than 5%
of the Fund's total assets would be invested in the securities of that issuer, of if the Funds would own more than
10% of that issuer's voting shares.  It is proposed that this policy change so that it is only applied to 75% of the
Fund's total assets, and this limit will not apply to securities issued or guaranteed by the US Government or any of its agencies or instrumentalities or securities of other investment companies.  This change would be consistent with the requirements of the 1940 Act and would promote the standardization of fundamental investment policies among the funds in the OppenheimerFunds complex.  The Trustees believe that amending the Funds' diversification policy as proposed would increase the Fund's investment opportunities without materially increasing the risk.  Please see the proxy statement for a more detailed discussion of this proposal.